Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                  RMS TITANIC, INC. PROVIDES EARNINGS GUIDANCE

ATLANTA, GEORGIA--April 20 2004-- RMS Titanic, Inc. (OTC BB: SOST) has today provided earnings guidance as it rolls out its worldwide Titanic Exhibition Tour.

The Company projects revenue growth for the Fiscal Year ending February 28, 2005 as a consequence of an increase in the number of Titanic exhibitions over the prior year, as well as an increase in the Company's participation in the revenues from such exhibitions. Management currently expects that revenue for Fiscal Year 2005 will be between $8.5 million and $9.0 million and that aggregate net earnings will be between $2.0 million and $2.8 million, or $0.10 -- $0.14 per share.

According to Arnie Geller, President of RMS Titanic, Inc., "The Company is now poised for success, having regained control over five touring Titanic exhibitions and put in place a management team of experienced professionals. We are pleased with the Company's present position and the projected revenue growth and return to profitability that we expect for our Fiscal Year ending February 28, 2005."

The Company's estimates reflect full ownership of the Titanic Exhibition Tour beginning in June 2004 and the expected revenue and profit contributions for these exhibits through the end of the Fiscal Year ending February 2005.

RMS Titanic, Inc. is the only company permitted by law to recover objects from the wreck of the Titanic. The Company was granted salvor-in-possession rights to the wreck of the Titanic by a United States federal court in 1994 and has conducted six research and recovery expeditions to the Titanic wreck site resulting in the recovery of approximately 6,000 artifacts. The Company is developing new museum-quality exhibitions designed to enable it to leverage its existing venue relationships and exhibition expertise.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much capital the Company may or may not receive from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place the exhibits. We disclaim any obligation to update these forward-looking statements.

   For additional Information:

   Company:                Gerald Couture, CFO, 404-842-2600
                           gcouture@rmstitanic.net
   Investor Relations:     Investor Awareness Inc: Tony Schor, 847-945-2222
                           info@investorawareness.com
   Media Relations:        North Coast Advisors Inc.: Dan Luther, 585-218-7372
                           dluther@ncainc.com